FOR IMMEDIATE RELEASE                                              Exhibit 10.2

Contact
HemaSure Inc.
Jeffrey B. Davis
Senior Vice President, Chief Financial Officer
212-572-6275
Jonathan Fassberg
Corporate Communications
212-572-6275


                HEMASURE ANNOUNCES PLANS TO EXIT PLASMA BUSINESS;
              REPORTS FOURTH QUARTER RESULTS AND DEBT RESTRUCTURING

Marlborough, Mass., February 27, 1997 -- HemaSure Inc. (NASDAQ: HMSR) today announced its intentions to exit the plasma pharmaceuticals business and return its focus to the development of new and innovative technologies for the blood banking market, including the commercialization of its LeukoNet(TM) and SteriPath(TM) technologies.

The Company will file today a Current Report on Form 8-K with the SEC with respect to its recent restructuring agreement with Novo Nordisk, from which HemaSure acquired its Danish plasma business. Pursuant to that agreement, approximately $23 million of indebtedness owed to Novo Nordisk was restructured by way of the Company's issuance of a convertible promissory note in the principal amount of $11.7 million (provided that up to approximately $3 million may be forgiven in certain circumstances). The terms of the 5-year note include a 12 percent coupon and a conversion price of $10.50 per share, a conversion premium of approximately 100 percent over the last reported sale price of HemaSure's common stock on the NASDAQ NMS on February 26, 1997. Each of HemaSure and Novo Nordisk has the option of forcing conversion of the convertible note into HemaSure common stock in January, 1998.

The Company took a one-time charge of $15.2 million in the fourth quarter associated with the exit from the plasma business, reporting a net loss for the three months ended December 31, 1996 of $30.4 million or $3.76 per share, compared to a loss of $2.2 million or $0.27 per share for the fourth quarter of 1995. The loss for the year ended 1996 of $40.6 million or $5.03 per share, compared to $7.5 million or $1.20 per share for the year ended 1995. The increase in net loss is due principally to losses and a one-time charge associated with the discontinued plasma operations, as well as increased research and development activities on SteriPath and expenses associated with the commercialization of LeukoNet. The fourth quarter loss from continued operations, $6.4 million, includes non-recurring charges of approximately $2.0 million associated with expenses incurred in the failed acquisition of Pharmacia & Upjohn's plasma business.




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"Our decision to exit the plasma pharmaceuticals business is based principally on Pharmacia & Upjohn's breach of an agreement we believe we had to acquire their Kabi plasma business," commented Steven H. Rouhandeh, President and CEO of HemaSure. "We are currently evaluating preliminary indications of interest for our Copenhagen facility as well as other approaches to exiting the business. We are also actively pursuing our legal claims and seeking damages from Pharmacia & Upjohn, as previously disclosed."

"We believe that HemaSure is well positioned to expand on its core strategy and expertise, including the development and in-licensing of new technologies that address the large, unmet safety needs in the blood banking industry," continued Mr. Rouhandeh. "Our strategic relationships with leading blood banking organizations, including the American Red Cross, helps us to identify new product opportunities in this important field. The new management team continues to be enthusiastic about the prospects of our LeukoNet filter system, and about SteriPath, our system in development for pathogen inactivating red cells."

"The decrease in sales of LeukoNet in the fourth quarter was a result of our taking additional steps to meet the needs of our current LeukoNet customers," remarked Mr. Edward Kelly, Executive Vice President and Chief Operating Officer. "We spent additional time and resources to optimize the performance of the LeukoNet filter in response to new proposed industry standards regarding red cell recovery, and are encouraged by orders received in early 1997."

HemaSure Inc. (NASDAQ: HMSR) develops and delivers innovative separations and pathogen inactivation technologies designed to set standards of safety for processing blood components worldwide.

Any statements contained herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Information on potential factors which could affect the Company's actual results of operations are included in its filing with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, and its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (which the Company intends to file by the end of March).

                                      # # #

LeukoNet(TM) and SteriPath(TM) are trademarks of HemaSure Inc.


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                                  HemaSure Inc.
                      Consolidated Statements of Operations
                  For The Three and Twelve Month Periods Ended
                           December 31, 1996 and 1995



                                                         Three-month periods                               Twelve-month periods
(In thousands, except per share amounts)                  ended December 31,                                ended December 31,

                                                            1996              1995                 1996                      1995
Revenues:

  Product sales                                    $         158     $          15        $         725             $         534
  Collaborative research and development                      --               114                   54                       300

     Total revenues                                          158               129                  779                       834

Costs and expenses:

  Cost of products sold                                    1,416               386                3,785                     1,073
  Research and development                                 1,919             1,140                6,169                     4,344
  Selling, general and administrative                      3,271             1,415                8,069                     3,881

     Total costs and expenses                              6,606             2,941               18,023                     9,298


Loss from operations                                     (6,448)           (2,812)             (17,244)                   (8,464)

Interest income (net)                                        197               641                1,574                     1,014
Other income (expense)                                     (180)                --                (180)                        --


Net loss from continuing operations                      (6,431)           (2,171)             (15,850)                   (7,450)

Discontinued operations:

  Loss from operations of discontinued business          (8,765)                --              (9,550)                        --
  Loss on disposal of discontinued business             (15,198)                --             (15,198)                        --

Net Loss                                           $    (30,394)     $     (2,171)        $    (40,598)             $     (7,450)

Net loss per share:

  Net loss from continuing operations              $      (0.79)     $      (0.27)        $      (1.96)             $      (1.20)
  Loss from operations of discontinued business           (1.08)                --               (1.18)                        --
  Loss on disposal of discontinued business               (1.88)                --               (1.88)                        --

  Net loss                                         $      (3.76)     $      (0.27)        $      (5.03)             $      (1.20)

Weighted average number of common and
 common equivalent shares outstanding                      8,092             8,023               8,069                     6,205


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                                  HemaSure Inc.
                      Consolidated Condensed Balance Sheets

                                                                        December 31,            December 31,
                         (In thousands)                                     1996                    1995

ASSETS

Cash and marketable securities                                             $     16,896            $      47,841
Accounts receivable                                                                 283                       82
Inventories                                                                         376                      756
Property plant and equipment, net                                                 2,245                    1,286
Other assets                                                                        760                      247


  Total assets                                                             $     20,560            $      50,212



LIABILITIES AND STOCKHOLDERS' EQUITY



Accounts payable, accrued expenses and capital lease obligations           $      3,944            $       2,210
Convertible subordinated note payable                                             8,687                       --
Total stockholders' equity                                                        7,929                   48,002


Total liabilities and stockholders' equity                                 $     20,560            $      50,212
